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Exhibit 10.5

CONFIDENTIAL

October 8, 2007

Atlas Industries Holdings LLC
c/o Atlas Holdings LLC
One Sound Shore Drive, Suite 302
Greenwich, CT 06830
Attention: Timothy J. Fazio

  Re:
  Commitment Letter

        Madison Capital Funding LLC ("Madison") and The CIT Group/Business Credit Inc. ("CIT") (together as "Agents") are pleased to advise you that they are willing to commit $75,000,000 each, or $150,000,000 in aggregate (the "Commitment"), toward senior secured credit facilities (the "Facilities") as outlined in the attached term sheet. The Commitment of Madison and CIT are several and not joint and several, and neither Madison nor CIT shall have any liability for the failure of the other to provide its respective commitment. The Facilities will consist of a $100,000,000 revolving credit facility and a $50,000,000 last-out term loan, to be used in conjunction with the initial public offering of Atlas Industries Holdings LLC (the "Borrower") and, in the case of the revolving credit facility, the subsequent operations of the Borrower. The Commitment is subject to the terms and conditions of this commitment letter (the "Commitment Letter") and the attached term sheet (the "Term Sheet").

        Upon your acceptance of this Commitment Letter, Madison will serve the role of Syndication Agent with the purpose of forming a group of financial institutions (together with Madison and CIT, the "Lenders"), to provide a portion of the Facilities. CIT will serve the role of Administrative Agent and Collateral Agent for the Facilities. You authorize Agents and their affiliates to commence syndication efforts immediately and agree to actively assist Agents in achieving a syndication that is satisfactory to Agents and you. Agents reserve the right to allocate the commitments offered by the Lenders.

        Agents will syndicate the Facilities with the assistance of Borrower, Sponsor and management, such assistance to include, without limitation (a) prompt assistance in preparation of an information memorandum and verification of completeness and accuracy of information contained therein, (b) preparation of other materials and projections by Borrower and its advisors taking into account the proposed Facilities and related transactions, (c) providing Agents' with all information reasonably deemed necessary by Agents to successfully complete syndication, (d) confirmation as to accuracy and completeness of such materials, information and projections, (e) participation of the senior management of Borrower and its affiliates in meetings and conference calls with potential Lenders at such times and places as Agents may reasonably request and (f) using best efforts to ensure that Agents' syndication efforts benefit from Borrower's existing banking relationships.

        You hereby represent and covenant that (a) all information (other than projections) that has been or will be made available to Agents by you or any of your representatives is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all projections that have been or will be made available to Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions you believe to be reasonable (it being understood that projections are subject to uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such projections will be realized). You understand that in arranging and syndicating the Facilities, we may use and rely on the information and projections without independent verification thereof.

        You hereby agree to indemnify and hold harmless Agents and their affiliates and their respective directors, officers, employees and affiliates (each an "indemnified person") from and against any and all losses, claims, damages, liabilities, actions or other proceedings and expenses (collectively "indemnified liabilities") that arise out of, result from or in any way relate to this Commitment Letter or the providing or syndication of the Facilities, and to reimburse each indemnified person, upon its demand, for any legal or other expense incurred in connection with investigating, defending or participating in any such indemnified liability (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing incurred to the extent incurred by reason of the gross negligence or willful misconduct of such indemnified person. No indemnified person shall be responsible or liable to you or any of your affiliates for any consequential, punitive or exemplary damages which may be alleged in connection with this Commitment Letter or the Facilities or the syndication thereof. Your obligations under this paragraph shall expire upon the execution and delivery by the Borrower and Agents of definitive loan documentation, but otherwise will survive the termination of this Commitment Letter.

        The reasonable out-of-pocket costs and expenses (including legal fees and expenses) incurred by Agents in connection with the Facilities shall be payable upon demand by (x) you, if the transactions contemplated hereby are not consummated and (y) the Borrower, if the transactions contemplated hereby are consummated. Upon your acceptance and return of this Commitment Letter, you will be required to provide Agents' a nonrefundable deposit ("Deposit Fee") equal to $100,000. The Agents will split the Deposit Fee equally and will apply this amount to the Structuring and Arrangement Fee due at Closing. The fees payable to Agents in connection with the Facilities are set forth in a separate fee and syndication letter of even date herewith (the "Fee Letter").

        The terms contained in this Commitment Letter, the Fee Letter and the Term Sheet are confidential and, except for disclosure to your board of directors or managers, officers and employees, to professional advisors retained by you in connection with this transaction or as may be required by law or court order, may not be disclosed in whole or in part to any other person or entity without Agents' prior written consent. No disclosure permitted above shall create any third-party beneficiary as to the Commitment. This paragraph shall survive any termination of this Commitment Letter.

        This Commitment Letter will terminate on October 12, 2007, unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter and the Fee Letter and pay the initial fee as required under the Fee Letter, and it will expire on November 30, 2007, if the Facilities has not closed on or before that date.

        If the foregoing is satisfactory to you, please indicate your agreement and acceptance below and return a copy of this Commitment Letter to us, together with the signed Fee Letter and payment of the initial fee set forth in the Fee Letter. Upon our receipt of such deliveries, this Commitment Letter shall become a binding agreement under Illinois law as of the date so accepted.

        We look forward to working with you towards a successful closing of the Facilities.

Madison Capital Funding LLC
		By	/s/ DEVON RUSSELL Authorized Representative
The CIT Group/Business Credit Inc.
		By	/s/ BRIAN RUJAWITZ Authorized Representative
Agreed and Accepted:
Atlas Holdings LLC
By:	/s/ TIMOTHY J. FAZIO
Title:	Managing Partner
Atlas Industries Holdings LLC
By:	/s/ TIMOTHY J. FAZIO
Title:	President

Atlas Industries Holdings LLC
Senior Secured Credit Facilities
Term Sheet

October 8, 2007

Borrower:	Atlas Industries Holdings LLC
Syndication Agent & Co-Lead Arranger:
Madison Capital Funding LLC (individually, "Madison"). Madison to serve the role of Syndication Agent (together with the Administrative Agent, the "Agents") including but not limited to the role of serving as the primary arranger of all capital for the Borrower.
Administrative Agent & Co-Lead Arranger:	The CIT Group/Business Credit, Inc. (individually, "CIT"). CIT to serve the role of Administrative Agent (together with the Syndication Agent, the "Agents") and Collateral Agent.
Lenders:	A syndicate of financial institutions (including Madison and CIT) arranged by Agents and reasonably acceptable to Borrower.
Facilities:	$150,000,000, comprised of a $100,000,000 Revolving Loan Facility and a $50,000,000 Last-Out Term Loan.
Letters of credit issued or guaranteed under the Revolving Loan Facility up to an amount to be determined, with outstanding letters of credit reserved from Revolving Loan Availability.
Increase Options:
Provided there is no Event of Default, for a period of 24 months after the closing date, the Borrower may, without prior consent of the Lenders, increase the size of the Facilities by an aggregate amount not to exceed $75,000,000. No Lender is in any way obligated to participate in any such increases to the Facilities.
Term:	Revolving Loan Facility: To expire 5.0 years from the closing date. Last-Out Term Loan: To mature 6.0 years from the closing date.
Revolving Loan Availability:
Aggregate Revolving Loan outstandings and letters of credit not to exceed the lesser of: (i) the amount of the Revolving Loan Facility or (ii) Combined Eligible Availability minus total debt (excluding intercompany debt and outstandings under the Facilities).
Last-Out Term Loan Availability:	The original principal amount of the Last-Out Term Loan to be funded on the closing date upon satisfaction of the Closing Conditions detailed below.
Amortization of Last-Out Term Loan:	The full principal balance of the Last-Out Term Loan will be due at maturity.
Prepayment:
Borrower may prepay all or part of the Facilities, with concurrent payment of applicable LIBOR breakage costs, if any, if not paid on the specified interest payment date in the relevant interest period.

Borrower to prepay the Facilities: (a) upon receipt thereof, in an amount equal to the net proceeds of (i) any sale, transfer or other disposition of any assets of Borrower or its subsidiaries (net of amounts required to pay taxes or other costs applicable to such disposition, including permitted payments pursuant to the Management Agreement and subject to reinvestment baskets to be agreed), other than certain dispositions to be agreed (including, by way of example, dispositions of obsolete or excess assets, not used or useful to the business), (ii) casualty, loss or condemnation proceeds (with an appropriate de minimis basket to be agreed), and (iii) any sale or issuance of equity securities of Borrower equal to 50% and (b) to the extent necessary to repay any amounts outstanding in excess of Revolving Loan Availability.

Prepayments applied will be applied first, to reduce the outstanding principal balance of the Revolving Loans with, at the Borrower's discretion, a concurrent permanent reduction of the Revolving Loan Facility and second, to repay the outstanding principal balance of the Last-Out Term Loan on a pro rata basis among the holders of the Last-Out Term Loan.
Application Priority Upon Acceleration Event:
Upon an Acceleration Event (to be defined in the loan documentation), applications as between the Revolving Loans and the Last-Out Term Loan shall be made first, to the outstanding principal balance of the Revolving Loans and second, to the outstanding principal balance of the Last-Out Term Loan.
Interest:	The Last-Out Term Loan to bear interest at a rate per annum of 3.25% over the Prime Rate or 4.25% over the LIBOR Rate.
Revolving Loans to bear interest at a rate per annum according to the following grid based on the most recent quarter end amount of Revolving Loan Availability:
	Revolving Loan Interest
Revolving Loan Availability(1)
	Prime +	LIBOR +
≥ $100,000,000	1.75%	2.75%
≥ $50,000,000	2.25%	3.25%
< $50,000,000	2.75%	3.75%

(1)
Based on Combined Eligible Availability only and without regard to the amount of the Revolving Loan Facility.
For the first six months after closing, pricing for the Revolving Loans will be no lower than the middle tier of the grid.

The "Prime Rate" will mean the greater of: (i) the rate of interest per annum announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its principal office in the City of New York (or if such rate is at any time not available, the prime rate so quoted by any banking institution selected by Agent), which rate is not intended to be the lowest rate charged by JPMorgan Chase Bank (or any such other banking institution) to its borrowers or (ii) the Federal Funds Effective Rate per annum plus 0.50%. Interest on Prime Rate loans will be computed and payable monthly in arrears on the basis of a 360 day year and based on the actual number of days elapsed.
"LIBOR" will mean the London Interbank Offered Rate adjusted for applicable reserves.

Interest Period means, with respect to any LIBOR Rate Loan, the period commencing on the business day the Loan is made, converted or continued as a LIBOR Rate Loan and ending on the date one, two, three, or six months thereafter, as selected by Borrower. No more than five Interest Periods to be in effect at any time.

No Loan shall be made as, converted or continued as a LIBOR Rate Loan during any default. Failure to borrow, or payment (or conversion) of, a LIBOR Rate Loan other than at the end of its Interest Period, subject to customary breakage provisions.

Interest on Prime Rate Loans payable monthly in arrears. Interest on LIBOR Rate Loans payable at the end of each Interest Period or at the end of three months in the case of a LIBOR period of six months. Interest based on LIBOR Rate calculated using a 360-day year and actual days elapsed. Interest based on the Prime Rate calculated using a 365/366-day year and actual days elapsed.

At election of Required Lenders, upon the occurrence and during the continuance of an event of default (but, without any election for payment or insolvency default), the obligations under the Facilities shall bear interest at a rate equal to an additional two percent (2%) per annum over the rate otherwise applicable, with such interest payable on demand.
Fees:	Unused Fee on the average unused daily Revolving Loan balance (less outstanding letters of credit) at a rate per annum according to the following grid.
Revolver Usage	Unused Fee
≤ 33.3%	1.25%
> 33.3% but ≤ 66.6%	1.00%
> 66.6%	0.75%
For the first six months after closing, the Unused Fee will be 0.50%.
Letter of Credit Fees on the outstanding face amount of all letters of credit under the Revolving Loan Facility in an amount equal to the applicable margin on LIBOR Rate Revolving Loans.

A New Portfolio Company Availability Fee payable to Lenders to be paid upon the initial designation of a New Portfolio Company as a Cash-Flow Portfolio Company or an Asset-Based Portfolio Company.
Other fees as outlined in the accompanying Fee Letter.
All fees (other than Administrative Fee) calculated using a 360-day year and actual days elapsed.

Upon written acceptance of this Term Sheet, Borrower and/or Atlas Holdings LLC to pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Facilities, including without limitation, reasonable legal fees of counsel to Agents regardless of whether or not the Facilities close and other out of pocket expenses of the Agents to the extent incurred from and after the signing date hereof regardless of whether or not the Facilities close. Agents agree to obtain approval for specific costs and expenses from Borrower before incurring such costs and expenses.
Use of Proceeds:
To provide funds to Borrower for the purpose of refinancing existing indebtedness of Portfolio Companies, financing permitted acquisitions, paying permitted dividends, general corporate purposes, and satisfying certain fees and expenses associated with the closing of the Facilities.

Permitted Acquisitions:
Borrower may consummate acquisitions and fund them under the Revolving Loan Facility, subject to conditions in the loan documents, including without limitation: (a) acquired operations limited to companies located and organized within the United States and Canada, (b) acquisition to be consensual, (c) no actual or pro forma default, (d) pro forma financial covenant compliance, (e) pro forma Revolving Loan Availability of no less than 15% of the committed Revolving Loan Facility, (f) with certain exceptions to be agreed upon with respect to any proposed acquisitions involving a purchase price less than a mutually agreed upon amount, prior receipt of acquisition documents, including any intercompany loan agreements and collateral documents, and acquisition summary, including, but not limited to, an EBITDA calculation acceptable to Agents, with any requested adjustments to EBITDA to be allowed so long as such adjustments are verified in a manner reasonably acceptable to the Agents and are reflected in the preparation of the pro forma financial information in accordance with the requirements of GAAP and either (i) in compliance with Article XI of regulation S-X under the Securities Exchange Act of 1934, as amended or (ii) approved by Agents in their reasonable discretion, (g) acquired operations will have trailing twelve month ("TTM") EBITDA (with adjustments permitted per the terms of (f) above) acceptable to the Agents, (h) acquired operations with negative TTM EBITDA as long as negative TTM EBITDA is less than 10% of Consolidated EBITDA, (i) consent to collateral assignment to Collateral Agent of Borrower's rights under acquisition documents and to Collateral Agent's reliance on opinions (to the extent given) delivered in acquisition, (j) prior receipt of an updated borrowing base setting forth the proforma Revolving Loan Availability, (k) debt other than the amounts funded under the Facilities and Intercompany Debt ("Outside Debt") can be incurred to finance acquisitions so long as the amount of the Outside Debt incurred for each acquired operation does not exceed the lesser of (i) $5,000,000 and (ii) TTM EBITDA of the acquired operation times 0.25, in the case of Cash-Flow Portfolio Companies, and 1.00, in the case of Asset-Based Portfolio Companies, (l) the incurrence of Outside Debt at levels in excess of the levels permitted in section (k) above shall be permitted to finance acquisitions so long as such acquired operations are excluded from Combined Eligible Availability, (m) for Portfolio Company Add-On Acquisitions, acquired company to be in a similar line of business as the existing Portfolio Company or a business reasonably related thereto in the good faith judgment of the directors or managers of the Borrower, and (n) receipt and satisfactory review by Agents of third party due diligence with respect to environmental, insurance and management background checks (with a more limited review to be agreed for certain smaller permitted acquisitions). Such due diligence to be performed by a third party acceptable to the Agents and in form and content reasonably acceptable to Agents. Such due diligence shall not contain any findings that, in the opinion of the Agents, could reasonably be expected to result in a material adverse effect (to be defined in the loan agreement).

Agents and Lenders agree to use reasonable efforts to utilize the acquisition due diligence information that is prepared by third parties commissioned by the Borrower and acceptable to Agents. Agents and Lenders also agree to use reasonable efforts to approve all acquisitions within the notification period agreed to between the Borrower and Agents in the loan agreement. For add-on acquisitions by Portfolio Companies below a threshold to be determined, certain reporting and deliverable requirements to fund will be limited.
Financial Covenants:	To include (without limitation) Minimum Fixed Charge Coverage of 1.40x, and Minimum Interest Coverage of 3.00x.
Financial Reporting:
Internally prepared monthly and quarterly consolidated and consolidating balance sheet and income statement and cash flow statements. Audited annual consolidated and consolidating financial statements prepared by a nationally recognized accounting firm reasonably acceptable to Agents, with an annual consolidated and consolidating budget and operating profit and cash flow projections for the forthcoming year on a month-by-month basis.
Borrowing Base certificates provided monthly and such other information and reports as may be reasonably requested by Agents.
All reports and financial statements to be in form and scope reasonably acceptable to Agents, compared to budget and prior comparable period.
Security:
Administrative Agent, for itself and Lenders, to receive a first priority perfected security interest in substantially all present and future assets (real and personal) of Borrower (including without limitation, (i) for each Portfolio Company, a collateral assignment of the inter-company loan facility between Borrower, as lender, and an intermediate holding company (each such intermediate holding company, an "Acquisition Subsidiary") that shall be a direct subsidiary of Borrower and the parent of the applicable Portfolio Company, as borrower, and with the applicable Portfolio Company and each of its subsidiaries as guarantors of such inter-company loan facility, with each such inter-company loan facility to be secured by a first priority perfected security interest in all of the assets of the applicable Portfolio Company and its subsidiaries and all of the equity interests owned by the applicable Acquisition Subsidiary, (ii) all accounts receivable, inventory, equipment, contracts, intellectual property, investment property, deposit accounts (with springing control arrangements) and general intangibles of Borrower and (iii) all equity interests owned by Borrower, in Acquisition Subsidiaries or otherwise, subject in the case of this clause (iii) to limitations of Internal Revenue Code §956 where the failure to comply with such limitations would have a material adverse tax consequence for Borrower) and all products and proceeds (including insurance proceeds) thereof, subject only to permitted liens on certain assets.

Documentation:
Loan, security and closing documents in form and substance reasonably acceptable to Agents and Lenders and to contain conditions precedent, representations, warranties, affirmative, negative and financial covenants, last out provisions with respect to the Last-Out Term Loan, Agent and Lender indemnity and reimbursement provisions, events of default, remedies, and other customary provisions. All other documents, agreements, certificates and opinions to be executed or delivered, or relating to the transactions contemplated, on or prior to the closing date to be in form and substance reasonably acceptable to Agents and Lenders.
Other Terms and Conditions:	Other terms and conditions to include, without limitation:

Limitations on transactions between Borrower and its officers, directors, employees and affiliates. Limitations on transactions and agreements between Borrower and Atlas Industries Holdings Management LLC ("Manager").
Limitations on amendments to key documents including intercompany loan agreements and management agreements.

Limitations on indebtedness and liens at the level of the Portfolio Companies and their subsidiaries (without restriction, however, in respect of secured inter-company loan obligations as described under "Security" above except for solvency related tests to be mutually agreed upon).

Payment of dividends and Management Distributions provided for under the Borrower's operating agreement permitted so long as no default exists or would result therefrom, subject to pro forma Revolving Loan Availability of no less than $20,000,000. In the event that Revolving Loan Availability is less than $20,000,000, Borrower may pay dividends and Management Distributions provided for under the Borrower's operating agreement so long as the Fixed Charge Coverage Ratio, pro forma for payment of the last twelve months of dividend payments and Management Distributions inclusive of the contemplated payments (with such dividend payments and Management Distributions counting as fixed charges for purposes of this calculation), is greater than 1.00x. Notwithstanding the foregoing, at no time can the Borrower pay a dividend or Management Distribution if, after giving effect to the dividend payment and Management Distribution, the Revolving Loan Availability is less than $10,000,000.
No mergers or sale or other disposition of Borrower or any of its subsidiaries, or of any portion of Borrower's assets, subject to permitted exceptions.
Borrower to maintain voting control over each Portfolio Company, subject to limitations to be determined.
Borrower and Manager to maintain the Management Agreement.
Limitations on acquisitions funded with debt outside of the Facilities and Intercompany Debt.

Closing Conditions:	Closing conditions to include, without limitation:
The concurrent completion of the initial public offering transaction for Borrower's equity interests in amounts and on terms reasonably acceptable to Agents and Lenders.

There shall have been no material adverse change (x) in the business, assets properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole since the most recently completed audited financial statements reviewed and approved by the Agents or (y) in the facts and information regarding such entities as represented to date.
Revolving Loan Availability (net of past due trade payables of the Portfolio Companies) as of the closing date to be greater than $75,000,000.

Minimum TTM EBITDA of Forest Resources LLC ("Forest") of $10,000,000, minimum TTM EBITDA of CanAmPac ULC ("CanAmPac") of $7,000,000, minimum TTM EBITDA of Capital Equipment Resources LLC ("Pangborn") of $3,750,000 and minimum TTM EBITDA of Michigan Seamless Tube LLC ("MST") of $15,000,000.

Satisfactory completion of legal due diligence, including, but not limited to a satisfactory review of (i) all intercompany loan agreements and (ii) the ownership, corporate, legal, tax, management, and capital structure of the Borrower and its subsidiaries.

Receipt of and reasonable satisfaction with, the updated appraisals indicating (i) the fair market value ("FMV") of the real estate of the initial Asset-Based Portfolio Companies ("RE") and (ii) the net orderly liquidation value ("NOLV") of the machinery and equipment of the initial Asset-Based Portfolio Companies ("M&E") and inventory, and (iii) Agent's reasonable satisfaction with books, records, and collateral. The appraisals must be performed by an appraiser mutually agreed upon who will be retained by the Administrative Agent, but paid by the Borrower.
Completion of collateral audits for the Asset-Portfolio Companies, with the results thereof to be reasonably satisfactory to Agents.
As required, environmental reviews of each Portfolio Company and subsidiaries in form and substance reasonably acceptable to Agents and Lenders.

Receipt of financial statements for each Portfolio Company and subsidiaries as of a month end date that is no more than 45 days prior to the closing date, in each case in a form reasonably satisfactory to Agents.

Receipt of insurance information and documentation that (i) shows for Borrower and each Portfolio Company an amount and scope of insurance that is customary for similarly situated companies and reasonable for the business and assets of such person and (ii) includes lender endorsements and certificates that are reasonable and customary for a senior secured financing comparable to the Facilities.

Agents shall have reasonably concluded that there are no material issues regarding the repatriation of foreign cash flow to the U.S. within the context of the loan structure for the Facilities and/or the corporate structure for Borrower and its subsidiaries.
Execution and delivery of loan documentation that is consistent with the section above titled "Documentation".

There shall not have occurred and be continuing a material disruption or material adverse change in the financial, banking or capital markets generally affecting credit facilities similar to the Facilities and occurring after the date hereof which, in Agents' reasonable judgment, could reasonably be expected to materially impair the syndication of the Facilities.
Payment of all fees and expenses.

Voting:
Required Lenders generally equal to Lenders holding 50.1% of the Revolving Loan Facility plus Lenders holding 50.1% of the Last-Out Term Loan. Consent of all Lenders directly affected thereby to increase commitments, reduce principal, interest or fees, extend scheduled payments, release guarantees and release all or substantially all collateral (subject to the remedial rights of Lenders under the Revolving Loan Facility against the Collateral as indicated below). Consent of all Lenders under the Revolving Loan Facility to change the definition of Revolving Loan Availability. Consent of Lenders having 50.1% of the Revolving Loan Facility to control acceleration of Revolving Loans upon the occurrence and continuance of event of default and to control exercise of remedies against the Collateral. Consent of Lenders having 50.1% of the Last-Out Term Loan to control acceleration of the Last-Out Term Loan upon the occurrence and continuance of an Event of Default.
Buyout Option:	The holders of the Last-Out Term Loan to have the option to purchase all of the Revolving Loans at par upon the occurrence and the continuance of an Acceleration Event.
Assignments and Participations:
Assignments in minimum acceptable amounts by Lenders to financial institutions with Agent's approval, such approval not unreasonably withheld. Participations by Lenders with voting rights limited to matters subject to consent of all Lenders.
Governing Law:	Illinois.
Exclusivity:
From the date of acceptance of the term sheet, there shall be no competing offer, placement or arrangement of any senior credit financing by or on behalf of Borrower, and Borrower will immediately advise the Agents if any such transaction is contemplated.
Equity Co-Investment:	The Agents and each Lender request the opportunity to co-invest equity in new Portfolio Company acquisitions on the same terms as Borrower.

        This Term Sheet does not attempt to describe all of the terms, conditions and requirements that would pertain to the Facility, but rather is intended to outline certain basic items around which the Facility will be structured. This Term Sheet is not intended to limit the scope of discussions of any and all matters not inconsistent with the specific matters set forth herein.

Definitions

        These definitions are solely used to clarify the discussion of this terms sheet. Final definitions that will appear in the definitive loan agreement may differ.

        "Asset-Based Portfolio Company" means a Portfolio Company that is designated by Borrower to be measured by Eligible Asset Availability.

        "Atlas Owned EBITDA" means the product of the respective Portfolio Company EBITDA times the percentage equity interest in such Portfolio Company that is owned and controlled by Borrower.

        "Borrower Operating Expenses" means the total general, administrative and operating expenses of Borrower.

        "Cash-Flow Portfolio Company" means a Portfolio Company that is designated by Borrower to be measured by Eligible Cash Flow Availability.

        "Combined Eligible Availability" means the lesser of (y) the sum of: (i) the aggregate amount of Eligible Cash Flow Availability for all designated Portfolio Companies, plus (ii) the aggregate amount of Eligible Asset Availability for all designated Portfolio Companies and (z) total Intercompany Debt. For purposes of this calculation, no single Portfolio Company will be allowed to account for more than 35% of the Combined Eligible Availability (such percentage to be 40% for MST). After the three month anniversary of the acquisition of each New Portfolio Company, Borrower may change the designation (Cash-Flow Portfolio Company versus Asset-Based Portfolio Company) of any Portfolio Company no more than once per annum.

        "Consolidated EBITDA" means the sum of the EBITDA for each Portfolio Company less the portion of net income allocable to minority interests.

        "Eligible Asset Availability" means, for each Asset-Based Portfolio Company, the lesser of: (a) (i) 85% of eligible accounts receivable plus (ii) the lesser of (x) 65% of the value of eligible inventory (valued at the lower of cost or market on a first in first out basis) or (y) 85% of NOLV of eligible inventory plus (iii) 80% of the appraised NOLV of M&E, plus (iv) 70% of the appraised FMV of RE minus (iv) any applicable reserves and (b) the aggregate amount of the intercompany debt owed by such Asset-Based Portfolio Company. The aggregate advance on M&E and RE ("Fixed Asset Availability") will be limited to 33% of Combined Eligible Availability. Fixed Asset Availability will reduce in equal quarterly installments over a seven year period.

        "Eligible Cash Flow Availability" means, for each Cash-Flow Portfolio Company, the lesser of: (i) a multiple of up to 3.0 times (as determined by Required Lenders at the closing of such acquisitions) multiplied by the EBITDA of such company for the TTM period ended the most recent fiscal month (including the actual EBITDA earned of any companies acquired by such Cash-Flow Portfolio Company in add-on acquisitions for which the lending multiple has not yet been determined and approved by Required Lenders) by Required Lenders and, (ii) the sum of (a) the amount of any intercompany loans owed by such company and (b) the product of (y) the cash flow multiple determined by Required Lenders at the closing of such acquisitions for such company minus the ratio of the intercompany loans owed by such company to the TTM EBITDA of such company and (z) the amount of Atlas Owned EBITDA for such company. In the event that any Portfolio Company becomes subject to any bankruptcy, insolvency, reorganization or similar procedure, the value of this calculation for such company will be deemed to be $0.

        "Existing Portfolio Companies" means each of Forest, CanAmPac, Pangborn and MST.

        "Fixed Charge Coverage" means the remainder of (i) Consolidated EBITDA, less (ii) total capital expenditures for Borrower and subsidiaries (excluding profit improvement capital expenditures agreeable to Requisite Lenders), less (iii) cash Management Fees, less (iv) taxes and tax distributions paid in cash by Borrower and subsidiaries, less (v) Borrower Operating Expenses to the sum of (a) total interest expense paid in cash by Borrower and subsidiaries (excluding interest paid with respect to the intercompany loans), plus (b) any scheduled payments of total debt (excluding scheduled payments with respect to intercompany loans). All amounts discussed above will be based upon the trailing twelve months and will be proforma for acquisitions and divestitures.

        "Interest Coverage" means the remainder of: (i) Consolidated EBITDA, less (ii) cash Management Fees, less (iii) Borrower Operating Expenses to total interest expense paid in cash by Borrower and subsidiaries (excluding interest paid with respect to the intercompany loans). All amounts above will be based upon the trailing twelve months and will be proforma for acquisitions and divestitures.

        "New Portfolio Company" means any portfolio company subsidiary of Borrower that is acquired pursuant to a Permitted Acquisition after the closing date (subject to the determination and approval of a lending multiple of up to 3.0 times by Required Lenders if such new portfolio company subsidiary is to be designated as a Cash-Flow Portfolio Company), or any company that is purchased pursuant to a Permitted Acquisition by a Portfolio Company as an add-on acquisition (in each case where such add-on acquisition is being made by a Cash-Flow Portfolio Company, subject to Required Lender approval of the lending multiple applicable to such Cash-Flow Portfolio Company for the target in such add-on acquisition).

        "New Portfolio Company Availability Fee" means, for each New Portfolio Company, a fee paid to Lenders equal to the product of: (a) 0.25% and (b) the amount of availability provided by such New Portfolio Company.

        "Portfolio Companies" means, collectively, Existing Portfolio Companies and New Portfolio Companies, and, individually, an Existing Portfolio Company or a New Portfolio Company (as applicable).

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Atlas Industries Holdings LLC Senior Secured Credit Facilities Term Sheet October 8, 2007
Definitions